EXHIBIT EX-99.H6

                          SUB-TRANSFER AGENCY AGREEMENT

     This AGREEMENT, made as of this __ day of May, 2009, by and between Rydex Fund Services, Inc. (the "Company"), a Maryland corporation, having its principal place of business at 9601 Blackwell Road, Suite 500, Rockville, Maryland, 20850, and Security Investors, LLC ("SI"), a Kansas limited liability company having its principal place of business at One Security Benefit Place, Topeka, Kansas 66636.

     WHEREAS, the Company serves as the transfer agent for the Rydex Series Funds (the "Trust") pursuant to that certain Service Agreement, dated September 25, 1996, amended and restated November 15, 2004, by and between the Trust and the Company (the "Service Agreement"); and

     WHEREAS, the Rydex U.S. Money Market Fund, a series of the Trust, issues its shares in certain share classes, including the Investor2 class share (the "Fund"); and

     WHEREAS, pursuant to Section 11 of the Service Agreement, the Company may engage sub-servicers in connection with the performance of the its duties and obligations thereunder, and in accordance therewith, the Company desires to engage SI to perform certain transfer agency services for the Fund; and

     WHEREAS, SI is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Company and SI hereby agree as follows:

1. SERVICES

     SI shall perform for the Company the transfer agent services set forth in Schedule B hereto. SI also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. In the performance of its duties, SI will comply with the Fund's Prospectus and its Statement of Additional Information. SI also will use its best efforts to safeguard and promote the welfare of the Trust, and to comply with other policies that the Board of Directors of the Fund (hereinafter referred to as "the Board") may from time to time specify. SI shall perform such additional services as are agreed upon by the parties by amendment to this Agreement.

2. FEES

     The Company shall pay SI for the services to be provided by SI under this Agreement in accordance with, and in the manner set forth in Schedule C attached hereto. Fees for any additional services to be provided by SI pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

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3. REIMBURSEMENT OF EXPENSES AND MISCELLANEOUS SERVICE FEES

     (a) In addition to paying SI the fees set forth in Schedule C, the Company agrees to reimburse SI for SI's reasonable out-of-pocket expenses (for which no mark-up for SI overhead expenses shall be included) in providing services hereunder, including without limitation, the following:

     (i) All freight and other delivery and bonding charges incurred by SI in delivering materials to and from the Company and in delivering all materials to shareholders;

     (ii) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by SI in communication with the Company, the Company's investment adviser or custodian, dealers, shareholders or others as required for SI to perform the services to be provided hereunder;

     (iii) Sales taxes paid on behalf of the Company;

     (iv) The cost of microfilm or microfiche or other electronic retention of records or other materials;

     (v)  Courier (delivery expenses);

     (vi) Check processing fees;

     (vii) Records retention / storage fees;

     (viii) Fulfillment;

     (ix) IRA custody and other related fees;

     (x)  NSCC, networking and related costs and/or fees;

     (xi) Sales taxes;

     (xii) Costs of statements and confirmations including, but not limited to, costs of printing and postage;

     (xiii) Costs of tax forms;

     (xiv) Costs of all other shareholder correspondence; and

     (xv) Post office boxes

     (xvi) Any expenses paid by SI to a third-party administrator, broker/dealer, bank, insurance company or other entity for providing sub-transfer agency services to shareholders, including beneficial shareholders of the Company where such shares are held in omnibus accounts; and


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     (xvii) Expenses associated with SI's anti-fraud procedures and the performance of delegated services under the written anti-money laundering program ("AML Program") adopted by the Company.

4. TERM

     This Agreement shall become in effective upon its approval by a majority of the Board, including a majority of the Board who are not parties to this Agreement or interested persons of such party and shall continue in effect for a period of two years from the date hereof, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on any renewal of this Agreement, the Board may request and evaluate, and SI shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement. This Agreement may be terminated at any time by either party, without cause, upon 60 days' written notice to the other, and for cause upon 30 days' written notice by the party alleging cause.

     For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated (which, in the case of the Company, may be with regard only to one or more Funds) has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated (which, in the case of the Company, may be with regard only to one or more Funds) which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. SI shall not terminate this Agreement pursuant to clause (a) above based solely upon the Company's failure to pay an amount to SI which is the subject of a good faith dispute, if (i) the Company is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Company continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

     Notwithstanding the foregoing, following any such termination, in the event that SI in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by SI but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. SI shall be entitled to


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collect from the Company, in addition to the fees and disbursements provided by
Schedule C and Section 3 hereof, the amount of all of SI's reasonable cash disbursements in connection with SI's activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties of the Company's property, records, instruments and documents.

5. STANDARD OF CARE; UNCONTROLLABLE EVENTS; LIMITATION OF LIABILITY

     SI shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by SI in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of SI shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against SI hereunder.

     SI shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, SI shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, SI assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond SI's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, SI shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

     SI shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of SI relating to the services provided by SI under this Agreement.

     Notwithstanding anything in this Agreement to the contrary, in no event shall SI, its affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable for exemplary, punitive, special, incidental, indirect or consequential damages, or lost profits, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity has been advised of the possibility of such damages.

6. LEGAL ADVICE

     SI shall notify the Company at any time SI believes that it is in need of the advice of counsel (other than counsel in the regular employ of SI or any affiliated companies) with regard to SI's responsibilities and duties specific to the Company pursuant to this


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Agreement. After so notifying the Company, SI, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company unless relating to a matter involving SI's willful misfeasance, bad faith, gross negligence or reckless disregard of SI's responsibilities and duties hereunder, and SI shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

7. INSTRUCTIONS

     Whenever SI is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in the Fund, SI shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by SI to be genuine and to have been properly made, signed or authorized by the shareholder or shareholder's agent and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by the shareholder or shareholder's agent.

     As to the services to be provided hereunder, SI may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Fund to the extent that such services are described therein unless SI receives written instructions to the contrary in a timely manner from the Company.

8. INDEMNIFICATION

     The Company agrees to indemnify and hold harmless SI, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to SI's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to SI by the Company, or the Fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of SI in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

     SI shall indemnify, defend, and hold the Company harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from SI's willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the


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indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

9. RECORD RETENTION AND CONFIDENTIALITY

     SI shall keep and maintain on behalf of the Company all books and records which the Company or SI is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. SI further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times. SI shall otherwise keep confidential all books and records relating to the Company and its shareholders, except when (i) disclosure is required by law, (ii) SI is advised by counsel (including any counsel in its employment or the employment of any affiliated companies) that it may incur liability for failure to make a disclosure, (iii) SI is requested to divulge such information by duly-constituted authorities or court process, or (iv) SI is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company or the dealer of record as to such account.


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10. REPORTS

     SI shall furnish to the Company and the Fund's properly-authorized auditors, examiners, distributors, dealers, underwriters, salesmen and others designated by the Company in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D.

11. RIGHTS OF OWNERSHIP

     All procedures employed or developed by or on behalf of SI to perform services required to be provided by SI under this Agreement are the property of SI. All records and other data except such procedures are the exclusive property of the Company and all such other records and data shall be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

12. RETURN OF RECORDS

     SI may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain SI's files, records and documents created and maintained by SI pursuant to this Agreement, which are no longer needed by SI in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records shall be retained by SI for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

13. BANK ACCOUNTS

     SI is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Company with such bank or banks as are selected or approved by the Company, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Company shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require SI to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Company shall provide such bank or banks with all instructions and authorizations necessary for SI to effect such disbursements.

14. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to SI that this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.


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     The Company also represents and warrants that (a) the Company has implemented the Fund's written AML Program and has been submitted the Program to SI, (b) the delegation of certain services thereunder to SI, as provided in
Section 17, is permitted under the Fund's AML Program and has been approved by the Board.

15. REPRESENTATIONS AND WARRANTIES OF SI

     SI represents and warrants that: (a) SI has been in, and shall continue to be in compliance in all material respects with all provisions of law, including
Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; (b) the various procedures and systems which SI has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and SI's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by SI and, when executed and delivered by SI, will constitute a legal, valid and binding obligation of SI, enforceable against SI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

     Except as expressly provided in this agreement, all representations and warranties, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade) concerning the services or any goods provided incidental to the services provided under this agreement by SI are completely disclaimed.

16. INSURANCE

     SI shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, SI shall provide evidence that coverage is in place. SI shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. SI shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by SI under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

17. COMPLIANCE WITH AML LAWS

     The Company represents that it has implemented policies and procedures relating to the Fund's AML Program (described below) in order to comply with its contractual obligations to the Fund, which is a financial institution subject to the law entitled United


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and Strengthening America by Providing Appropriate Tools Required to Intercept
and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"). The Company has agreed to comply with the Funds' AML Program, which was adopted pursuant to the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws"), and represents that it is authorized to delegate certain responsibilities to SI, as provided in the next paragraph below.

     The Company hereby delegates to SI the performance, on behalf of the Fund, of the anti-money laundering services set forth under Item 6 of Schedule B as concerns the shareholder accounts maintained by SI pursuant to this Agreement. SI agrees to the foregoing delegation and agrees to perform such services in accordance with the Fund's AML Program. In connection therewith, SI agrees to maintain policies and procedures, and related internal controls, that are consistent with the Fund's AML Program and the requirement that the Fund employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under
Section 5318 of the Bank Secrecy Act.

     The Company agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Company maintains full responsibility for ensuring that the Fund's AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Fund, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

     In connection with the foregoing delegation, the Company also acknowledges that the performance of the anti-money laundering services enumerated in Item 6 of Schedule B involves the exercise of discretion which in some circumstances may result in consequences to the Fund and Fund shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, SI is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Company shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Company instructs [ ] that it may avail the Company of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

18. NOTICES

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it at 9601 Blackwell Road, Suite 500, Rockville, Maryland, 20850, Attn: President, with a copy to General Counsel at One Security Benefit Place, Topeka, Kansas 66636; and if to SI, to it at One Security Benefit Place, Topeka, Kansas 66636, Attn: President, with a copy to General Counsel at the same


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address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

19. ASSIGNMENT

     This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

20. GOVERNING LAW

     This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Kansas and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Kansas, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

21. ACTIVITIES OF SI

     The services of SI rendered to the Company hereunder are not to be deemed to be exclusive. SI is free to render such services to others and to have other businesses and interests. It is understood that the Company's, officers, employees and Shareholders of the Company are or may be or become interested in SI, as officers, employees or otherwise and that partners, officers and employees of SI and its counsel are or may be or become similarly interested in the Company, and that SI may be or become interested in the Company as a Shareholder or otherwise

22. PRIVACY

     Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of the Company and/or the Fund to SI, or collected or retained by SI in the course of performing its duties as a sub-transfer agent, shall be considered confidential information. SI shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of SI except at the direction of the Company or the Fund or as required or permitted by law (including Applicable AML Laws). SI represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Fund.

23. MISCELLANEOUS

     (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.


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     (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

     (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

     (e) Every reference to the Fund will be deemed a reference solely to the particular Fund. Under no circumstances shall the rights, obligations or remedies with respect to the Fund constitute a right, obligation or remedy applicable to any other series of the Trust. In particular, and without otherwise limiting the scope of this paragraph, SI shall not have any right to set off claims of the Fund by applying the property of any series of the Trust.

                                    * * * * *


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        Security Investors, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


                                        Rydex Fund Services, Inc.


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


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                                   SCHEDULE A

                      TO THE SUB-TRANSFER AGENCY AGREEMENT
                         BETWEEN SECURITY INVESTORS, LLC
                          AND RYDEX FUND SERVICES, INC.

                               DATE: MAY __, 2009

FUNDS

Rydex U.S. Government Money Market Fund - Investor2 Class Shares


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                                   SCHEDULE B

                      TO THE SUB-TRANSFER AGENCY AGREEMENT
                         BETWEEN SECURITY INVESTORS, LLC
                          AND RYDEX FUND SERVICES, INC.

                               DATE: MAY __, 2009

TRANSFER AGENCY SERVICES

1. SHAREHOLDER TRANSACTIONS

     (a)  Process shareholder purchase and redemption orders.

     (b) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

     (c) Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

     (d)  Issue periodic statements for shareholders.

     (e)  Process transfers and exchanges.

     (f) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2. SHAREHOLDER INFORMATION SERVICES

     (a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

     (b) Produce detailed history of transactions through duplicate or special order statements upon request.

     (c) Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3. COMPLIANCE REPORTING

     (a) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

     (b)  Issue tax withholding reports to the Internal Revenue Service.

4. DEALER/LOAD PROCESSING (IF APPLICABLE)


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     (a)  Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

     (b) Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

     (c) Calculate fees due under 12b-1 plans for distribution and marketing expenses.

     (d) Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5. SHAREHOLDER ACCOUNT MAINTENANCE

     (a)  Maintain all shareholder records for each account in the Company.

     (b) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

     (c)  Record shareholder account information changes.

     (d)  Maintain account documentation files for each shareholder.

6. ANTI-MONEY LAUNDERING SERVICES

     (a) Verify or have verified shareholder identity upon opening new accounts.

     (b) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Fund's AML Program.

     (c) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Fund's AML Program.

     (d) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Fund's AML Program, and make the same available for inspection by (i) the Fund and/or the Company, (ii) any auditor of the Fund's AML Program or related procedures, policies or controls that have been designated by the Fund in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Fund or the Company.


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                                   SCHEDULE C

                      TO THE SUB-TRANSFER AGENCY AGREEMENT
                         BETWEEN SECURITY INVESTORS, LLC
                          AND RYDEX FUND SERVICES, INC.

                               DATE: MAY __, 2009

SUB-TRANSFER AGENT FEES

The Company agrees to pay SI an annual amount of 0.20% of assets of the Fund for the services provided by SI pursuant to this Agreement, which includes the following service charges:

1. ACCOUNT SET-UP CHARGE - the fee to open an account on SI's transfer agency system to hold shares of the Fund.

2. ANNUAL MAINTENANCE CHARGE - The annual per account fee (i) per open account for regular accounts, (ii) per open account with respect to accounts which are Matrix Level III pursuant to the National Securities Clearing Corporation networking systems and (iii) per account for closed accounts that remain outstanding on SI's transfer agency system (regardless of whether such accounts are regular or Matrix Level III).

3. TRANSACTION CHARGE - A per transaction charge (i) per transaction for regular accounts and (ii) per transaction for accounts which are Matrix Level III.

The 0.20% of assets fee shall be calculated daily and payable to SI by the Company monthly. If this Agreement is in effect for only a portion of a month, the fee shall be prorated for such month.


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

                                   SCHEDULE D

                      TO THE SUB-TRANSFER AGENCY AGREEMENT
                         BETWEEN SECURITY INVESTORS, LLC
                          AND RYDEX FUND SERVICES, INC.

                               DATE: MAY __, 2009

REPORTS

1.   Daily Shareholder Activity Journal

2.   Daily Fund Activity Summary Report

          (a)  Beginning Balance

          (b)  Transactions

          (c)  Shareholder Transactions

          (d)  Reinvested Dividends

          (e)  Exchanges

          (f)  Adjustments

          (g)  Ending Balance

3.   Daily Wire and Check Registers

4.   Monthly Dealer Processing Reports

5.   Monthly Dividend Reports

6.   Sales Data Reports for Blue Sky Registration

7. Such special reports and additional information that the parties may agree upon, from time to time.


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